EXHIBIT 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 1999, except as to the stock split as discussed in Note 12, which is as of June 25, 1999, and the pooling of interests as discussed in Note 1, which is as of August 31, 1999, relating to the financial statements for the year ended December 31, 1998, of Bindley Western Industries, Inc., which appears in Bindley Western Industries, Inc.'s Report on Form 8-K dated November 17, 1999.



/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Indianapolis, Indiana
November 15, 1999